Exhibit 99.1


           SECOND AMENDMENT AND EXTENSION dated as of March 31, 2006 (the "Second Amendment"), to the Amended and Restated Investment Advisory Agreement (the "Agreement"), dated as of March 11, 2004, between Anthracite Capital, Inc., a Maryland corporation (the "Company"), and BlackRock Financial Management, Inc., a Delaware corporation (the "Manager").

                                    RECITALS

         WHEREAS, Section 12 of the Agreement provides, among other things, that the Company and the Manager may amend the Agreement by an instrument in writing signed by all parties thereto. All terms used in this Second Amendment which are defined in the Agreement have the meanings assigned to such terms in the Agreement.

         WHEREAS, Section 5 of the Agreement provides, among other things, for compensation to be paid to the Manager by the Company for the performance of its obligations under the Agreement.

         WHEREAS, Section 7 of the Agreement provides, among other things, that successive extensions to the Agreement, each for a period not to exceed one year, may be made by agreement between the Company and the Manager.


         WHEREAS, the Company and the Manager, intending to be legally bound, hereby enter into this Second Amendment pursuant to Section 12 of the Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

         WHEREAS, all things necessary to make this Second Amendment a valid agreement between the Company and the Manager in accordance with its terms have been done.

         WHEREAS, in the event that any term or provision contained herein shall conflict or be inconsistent with any provision contained in the Agreement, the terms and provisions of this Second Amendment shall govern.

         NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

         Section 1   Amendment of Section 5 of the Agreement. New subsections
(e), (f), (g) and (h) are hereby added to Section 5 of the Agreement, effective as of December 1, 2005, as below:

                  (e) thirty percent (30%) of the incentive fee shall (subject to the other provisions of this Section 5) be payable to the Manager in Common Stock, and the remainder thereof shall be paid in cash; provided, however, that payment of the incentive fee shall be paid in Common Stock as aforesaid only when the issue price (as determined pursuant to paragraph (f) below) on the relevant quarter end date exceeds the published GAAP book value per share of Common Stock on the same quarter end date. Any shares issued pursuant to this provision, subsequent to shares payable in accordance with the incentive fee earned during the period ended December 31, 2005, shall be issued pursuant to the Anthracite 2006 Stock Award and Incentive Plan to be approved by the Company's shareholders at the Company's 2006 Annual Meeting.

                  (f) Common Stock payable as a portion of the incentive fee for the fourth quarter of the fiscal year ended December 31, 2005 shall be payable in accordance with the same schedule established by the Company in connection with its Dividend Reinvestment and Stock Purchase Plan for the month of March 2006. Common Stock payable as a portion of the incentive fee for all quarters subsequent to the fourth quarter of the fiscal year ended December 31, 2005 shall be payable in accordance with the same schedule established by the Company in connection with its Dividend Reinvestment and Stock Purchase Plan for the first month following the applicable quarter end.

                  (g) the Company shall pay to the Manager a number of shares of Common Stock equal to one half of one percent (.005%) of the total number of shares of Common Stock outstanding as of December 31 on each calendar year for which the Agreement is in effect. Any shares issued pursuant to this provision shall be issued pursuant to the Anthracite 2006 Stock Award and Incentive Plan to be approved by the Company's shareholders at the Company's 2006 Annual Meeting.

                  (h) The Manager's receipt of Common Stock in accordance herewith shall be subject to all applicable securities laws (including, without limitation, prohibitions on insider trading), and all further restrictions as shall be deemed necessary or advisable by the Board of Directors. The Manager shall have the right to allocate such shares in its sole and absolute discretion to its officers, employees and other individuals who provide services to the Manager, subject to the same restrictions as above and subject to compliance with all applicable securities laws.

         Section 2 Extension pursuant to Section 7. The parties hereto agree that the term of the Agreement shall be extended pursuant to Section 7 of the Agreement for one year from March 31, 2006 to March 31, 2007.

         Section 3 Governing Law. This Second Amendment shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof.

         Section 4 Severability. The invalidity or unenforceability of any provision of this Second Amendment shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

         Section 5 Counterparts. This Second Amendment may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties.

         Section 6 Ratification of the Agreement. As amended by this Second Amendment, the Agreement is in all respects ratified and confirmed and the Agreement as so amended by this Second Amendment shall be read, taken and construed as one and the same instrument.

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                                   SIGNATURES

            IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the date and the year first above written.


                                   ANTHRACITE CAPITAL, INC.


                                   By: /s/ Richard M. Shea
                                       --------------------------------
                                   Name:  Richard M. Shea
                                   Title: President and Chief Operating Officer




                                   BLACKROCK FINANCIAL MANAGEMENT, INC.


                                   By: /s/ Keith T. Anderson
                                       --------------------------------
                                   Name:  Keith T. Anderson
                                   Title: Managing Director